Exhibit 99

Capstone Turbine Reports First Quarter Fiscal 2018 Financial Results

Cash Used in Operating Activities Down 76% - Lowest in Past 6 Quarters

$37.1 Million in Net Product Orders Past 6 Months - Increased 82% Period-over-Period

Conference Call and Webcast to be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, Calif., Aug. 09, 2017 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its first quarter of fiscal 2018 ended June 30, 2017.

The company reported total revenue of $19.2 million for the first quarter of fiscal 2018 and a net loss of $4.1 million, or $0.10 per share. This compares with total revenue of $19.1 million and a net loss of $4.5 million, or $0.17 per share, for the first quarter of fiscal 2017. Although total revenue for the first quarter of fiscal 2018 increased $0.1 million to $19.2 million from the first quarter of fiscal 2017, service revenue for the first quarter of fiscal 2018 increased $0.4 million, or 12%, to $3.7 million from $3.3 million for the first quarter of fiscal 2017.

Cash used in operating activities decreased 76% to $0.7 million for the first quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017, which was the lowest cash used in operating activities in the past six quarters. Working capital change for the first quarter of fiscal 2018 was positive $1.9 million as compared to a negative $0.5 million working capital change for the fourth quarter of fiscal 2017. The company reported that its cash, cash equivalents and restricted cash decreased $0.6 million during the first quarter of fiscal 2017 to $19.1 million as of June 30, 2017.

Orders for new products for the first quarter of fiscal 2018 were positive with a book-to-bill ratio of 1.3 to 1. Capstone booked $37.1 million in net product orders for the six-month period ended June 30, 2017 compared to $20.4 million in the preceding six months, an increase of 82% period-over-period indicating a rebound in the business.

“At first glance, the first quarter financial results of fiscal 2018 look very similar to that of the first quarter of fiscal 2017, however, the first quarter of fiscal 2017 benefited from almost a million dollars in bad debt recovery,” said Ms. Jayme Brooks, Capstone’s Chief Financial Officer and Chief Accounting Officer. “When you exclude bad debt recovery from our operating expenses for both periods, our net loss improved by approximately $1.3 million from a net loss of $5.4 million in the first quarter of fiscal 2017 to $4.1 million for the first quarter of fiscal 2018 on similar revenue levels. This highlights the overall improvement in our underlying business during the first quarter of fiscal 2018 compared to the year-ago first quarter,” added Ms. Brooks.

Operating expenses for the first quarter of fiscal 2018 decreased 18% to $6.1 million from $7.4 million in the year-ago quarter. Operating expenses excluding bad debt recovery decreased 27% for the first quarter of fiscal 2018 to $6.1 million from $8.3 million for the first quarter of fiscal 2017. Bad debt recovery for the first quarter of fiscal 2017 was $0.9 million compared to $13 thousand for the first quarter of fiscal 2018.

“This year’s first quarter results reflect a solid start to the current fiscal year as we continue to see an increase of orders from a diverse mix of markets for the second consecutive quarter. Other positive contributing factors to note are having a progressive aftermarket service business with a record level of long-term service contract revenue and the decrease in our operating expenses primarily as a result of our ongoing war on costs. We absolutely believe that we are on the path to deliver strong sustainable growth and near-term profitability,” said Darren Jamison, President and Chief Executive Officer of Capstone.

“Several of our new fiscal 2018 growth programs are expected to contribute to the company’s future positive working capital, such as the new Sell-to-Win bundled ICHP program with its 5 and 9-year prepaid service contracts and the growing adoption of Signature Series retrofit upgrade kits for fielded C1000 Series systems. These programs are specifically designed to grow revenue, improve margins and generate positive working capital,” said Jeff Foster, Capstone’s Senior Vice President of Customer Service.

The Adjusted EBITDA for the first quarter of fiscal 2018 was negative $3.4 million, or a loss of $0.08 per share, compared to an Adjusted EBITDA of negative $3.7 million, or a loss of $0.14 per share, for the first quarter of fiscal 2017. Weighted average shares outstanding for the quarter ended June 30, 2017 were 41.1 million compared with 27.2 million in the year-ago quarter.

Mr. Jamison continued, “The loss from operations in the first quarter of fiscal 2018 was $3.9 million, an improvement of 11% compared to the first quarter of fiscal 2017. Moreover, this quarter’s loss from operations was the lowest in the past 15 quarters and I expect it will decrease even further as we ship the recently booked product orders and our new sales and service initiatives deliver increased revenue in the back half of fiscal 2018.”

“Compared to the first quarter of fiscal 2017, both our loss from operations and Adjusted EBITDA continued to improve this quarter, especially when you exclude the bad debt recoveries. I believe that the higher gross margins generated from our growing aftermarket service business, the rebound in our product shipments and the continued decline in our operating expenses gives Capstone a clear path to profitability,” added Mr. Jamison.

Financial Highlights of Fiscal 2018 First Quarter:

  Total revenue for the first quarter of fiscal 2018 was $19.2 million, an increase of 1% compared with $19.1 million in the year-ago first quarter
  Cash used in operating activities decreased 76% to $0.7 million for the first quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017, which was the lowest cash used in operating activities in the past six quarters
  Accounts receivable decreased 28% to $12.2 million from $17.0 million as of March 31, 2017
  Net product orders for the first quarter were $16.9 million compared to $10.9 million in the year-ago first quarter
  Book-to-bill for the quarter was 1.3 to 1 compared to 0.9 to 1 in the year-ago first quarter
  The number of megawatts shipped for the first quarter grew approximately 4% compared to the first quarter of fiscal 2017
  Total operating expenses in the first quarter of fiscal 2018 were $6.1 million, down 18% year over year – excluding bad debt recoveries in each period, operating expense were down 27% year-over-year
  Loss from operations in the first quarter of fiscal 2018 was $3.9 million, down 11% compared to the first quarter of fiscal 2017
  The loss from operations in the first quarter of fiscal 2018 was the lowest in the last 15 quarters indicating an improvement in the overall business
  Net loss for the first quarter of fiscal 2018 compared to the year-ago first quarter improved $0.4 million, or 9%, to $4.1 million, or $0.10 per share from a net loss of $4.5 million, or $0.17 per share
  Net loss, excluding bad debt recovery, improved $1.3 million on similar revenue levels for the first quarter of fiscal 2018 compared to first quarter of fiscal 2017

“You have three ways to drive profitability in a business: higher revenue, better margins and lower operating costs. At Capstone, we are employing all three of these strategies to help us reach profitability as quickly as possible. We are driving future revenue growth through our new Signature Series product lineup and new Sell-to-Win bundled ICHP program, which is heavily concentrated on the energy efficiency market. Furthermore, we expect to drive future revenue growth through our Capstone Energy Finance business, which as it comes online, will start contributing to the overall top-line. As it relates to margin, our aftermarket service business revenue, which includes long-term comprehensive factory protection plan (FPP) service contracts, spare parts and product accessories, is growing as a percentage of total revenue and carries higher margins compared to our new microturbine products. Last, as it relates to operating cost, we have substantially reduced our marketing and service expenses by transferring those associated costs and responsibilities from Capstone directly to our distribution channel and we have substantially reduced our development efforts. Once Capstone is completely consolidated under one roof, we will realize an additional decrease in our annual operating expenses and see an additional boost in productivity and efficiency,” Mr. Jamison concluded.

Conference Call and Webcast

The Company will host a live webcast today, August 9, 2017, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the first quarter fiscal 2018 ended June 30, 2017. The company will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the company's investor relations webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company; Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Safe Harbor Statement

This press release contains “forward-looking statements” regarding future events or financial performance of the Capstone, within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements relate to, among other things, increased revenue from our market vertical and geographical diversification as well as aftermarket service revenue; benefits from cost reduction initiatives and overall decrease in operating expenses; the success and adoption of the Signature Series product and accessories offerings; reaching key strategic initiatives; attaining Adjusted EBITA breakeven and profitability; as well as experiencing renewed grown and sustainability.  Forward-looking statements may be identified by words such as “believe,” “expect," "objective," "intend," "targeted," "plan" and similar phrases.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations.  For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Capstone’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	March 31,
	2017	2017
Assets
Current Assets:
Cash and cash equivalents	$14,139	$14,191
Restricted cash	5,000	5,514
Accounts receivable, net of allowances of $6,804 at June 30, 2017 and $6,845 at March 31, 2017	12,231	17,003
Inventories	15,438	14,538
Prepaid expenses and other current assets	2,583	3,073
Total current assets	49,391	54,319
Property, plant and equipment, net	2,007	2,115
Non-current portion of inventories	887	961
Intangible assets, net	583	651
Other assets	302	225
Total assets	$53,170	$58,271
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$13,590	$14,719
Accrued salaries and wages	1,374	1,819
Accrued warranty reserve	3,073	3,766
Deferred revenue	5,877	5,050
Revolving credit facility	9,484	11,533
Current portion of notes payable and capital lease obligations	128	302
Total current liabilities	33,526	37,189
Long-term portion of notes payable and capital lease obligations	23	26
Other long-term liabilities	147	158
Total liabilities	33,696	37,373
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 42,388,199 shares issued and 42,268,594 shares outstanding at June 30, 2017; 38,920,174 shares issued and 38,803,630 shares outstanding at March 31, 2017	42	39
Additional paid-in capital	877,364	874,697
Accumulated deficit	(856,291)	(852,199)
Treasury stock, at cost; 119,605 shares at June 30, 2017 and 116,544 shares at March 31, 2017	(1,641)	(1,639)
Total stockholders’ equity	19,474	20,898
Total liabilities and stockholders' equity	$53,170	$58,271

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2017	2016
Revenue:
Product, accessories and parts	$15,491	$15,783
Service	3,749	3,282
Total revenue	19,240	19,065
Cost of goods sold:
Product, accessories and parts	14,037	13,637
Service	2,964	2,429
Total cost of goods sold	17,001	16,066
Gross margin	2,239	2,999
Operating expenses:
Research and development	1,149	1,621
Selling, general and administrative	4,960	5,746
Total operating expenses	6,109	7,367
Loss from operations	(3,870)	(4,368)
Other expense	(10)	(16)
Interest income	9	5
Interest expense	(221)	(134)
Loss before income taxes	(4,092)	(4,513)
Provision for income taxes	—	3
Net loss	$(4,092)	$(4,516)

Net loss per common share—basic and diluted	$(0.10)	$(0.17)
Weighted average shares used to calculate basic and diluted net loss per common share	41,081	27,171

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)

	Three months ended
Reconciliation of Reported Net Loss to Adjusted EBITDA	June 30,
	2017	2016
Net loss, as reported	$(4,092)	$(4,516)
Interest	221	134
Provision for income taxes	—	3
Depreciation and amortization	304	407
Stock-based compensation	154	238
Change in fair value or warrant liability	—	—
Adjusted EBITDA	$(3,413)	$(3,734)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used Adjusted EBITDA, a non-GAAP measure. This non-GAAP measure is among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of this non-GAAP measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

Adjusted EBITDA is defined as net income before interest, provision for income taxes, depreciation and amortization expense, stock-based compensation expense and change in fair value of warrant liability. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com